Exhibit 10.4

                               SECOND AMENDMENT TO
                              EMPLOYMENT AGREEMENT
                                   JERRY SWON

      THIS SECOND AMENDMENT dated August 16, 2006 (the "Amendment") among Millennium Biotechnologies Group, Inc., a Delaware corporation ("Group"), Millennium Biotechnologies, Inc. (the "Company"), and Jerry Swon (the "Executive").

      WHEREAS, the Executive is currently employed by the Company, a wholly owned subsidiary of Group, under an Employment Agreement dated as of April 1, 2001 and amended as of November 11, 2005 (the "Employment Agreement");

      WHEREAS, the Company and Group have entered into a letter of intent with Aisling Capital II L.P. dated April 5, 2006 (the "Letter of Intent"), which contemplates the sale of all assets of the Company to a new entity ("Newco") in exchange for common stock of such new entity;

      WHEREAS, the Company and Group are presently negotiating the terms of a proposed asset purchase agreement with Newco in furtherance of the terms of the Letter of Intent (the "Asset Purchase Agreement";

      WHEREAS, Group, concurrently upon the closing of the Asset Purchase Agreement, intends to sell a new Series E and Series F Senior Preferred Convertible Stock pursuant to the terms of a securities purchase agreement (the "Securities Purchase Agreement") which agreement, among other things, will grant to the purchaser of the Series F Senior Preferred Convertible Stock the right to elect a majority of the Board of Directors of Group;

      WHEREAS, the closing of the Asset Purchase Agreement and/or the Securities Purchase Agreement would entitle the Executive to substantial compensation under the terms of the Employment Agreement which compensation the Executive has agreed to waive, pursuant to the terms of this Amendment; and

      WHEREAS, the Executive, Group and the Company have agreed that subject to and upon the closing of the Asset Purchase Agreement and the Securities Purchase Agreement (the "Closing"), the Employment Agreement will be amended as provided herein.

      NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements hereinafter set forth and for other good and valuable consideration, the Company, Group and the Executive hereby agree as follows:

      1. In the event that the Company shall enter into and close the Asset Purchase Agreement and the Securities Purchase Agreement, the Employment Agreement shall be amended upon the occurrence of the Closing to provide for the following:

      (a) Section 2 of the Employment Agreement shall be amended to provide that the term of employment shall terminate on the earliest of (a) one year from the date of the Closing; (b) the death of the Executive; or (c) the termination of the Executive's employment pursuant to this Agreement (the "Employment Term").

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      (b) The Employment Agreement shall be amended to provide that for the one year period commencing on the date of Closing, the Executive's Base Salary shall be One Hundred Thousand Dollars ($100,000) per annum.

      (c) The options granted by Group to the Executive pursuant to Section 2.3 of the Employment Agreement, to purchase five million (5,000,000) shares of common stock, shall vest, without condition, on the date of the Closing, and in consideration of the Executive's entering into this Amendment, the exercise price of such five million (5,000,000) options shall be reduced from $.50 to $.25 effective as of the date of the execution of this Amendment.

      (d) Section 5 of the Employment Agreement shall be amended and restated in its entirety as follows:

                  5. Termination of Employment

                  5.1. Termination for Cause; Termination Without Cause;
            Termination for Permanent Disability; Resignation.

                  5.1.1. General. (a) If, prior to the expiration of the
            Employment Term, the Executive's employment is terminated by the Company for Cause, the Executive shall be entitled only to (i) his accrued but unpaid Base Salary through and including the date of termination ("Accrued Base Salary"); and (ii) the Options which have vested prior to the date of such termination.

                  (b) If, prior to the expiration of the Employment Term, the
            Executive is terminated by the Company Without Cause or the Executive terminates employment for Good Reason, the Executive shall be entitled to (i) his Accrued Base Salary; and (ii) as and for severance his Base Salary from the day after the termination date through the normal expiration date of the Employment Term, payable in a lump sum upon termination, and the benefits set forth under
            Section 4 of this Agreement during such period.

                  (c) If, prior to the expiration of the Employment Term, the
            Executive's employment is terminated by the Company for Permanent Disability, the Executive shall be entitled to the payments and benefits as provided for in Section 5.1.1(b).

                  (d) If the Executive resigns from his employment hereunder without Good Reason, the Executive shall be entitled only to payment of his Accrued Base Salary, if any, payable in a lump sum not later than 30 days following the date of termination.

                  (e) In the event of termination hereunder as a result of death of the Executive, the Executive's estate shall be entitled to the compensation provided for in Section 5.1.1(b).


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                  (f) Except as otherwise provided herein, the Executive shall have no further right to receive any other compensation, or to participate in any other plan, arrangement, or benefit, after any termination or resignation of employment, subject to the terms of such plans or arrangements.

                  5.1.2. Date of Termination/Resignation. The date of
            termination for a termination by the Company for Cause shall be the date of the written notice of termination provided for in Section
            5.1.3. The date of termination for a Termination Without Cause shall be as provided in Section 5.1.4. The date of termination for a termination for Permanent Disability shall be as provided in Section
            5.4. The date of resignation shall be the date specified in the written notice of resignation from the Executive to the Company, or if no date is specified therein, 10 business days after receipt by the Company of written notice of resignation from the Executive.

                  5.1.3. Notice of Termination for Cause. Termination of the
            Executive's employment by the Company for Cause shall be effected by delivery of a written notice of termination from the Company to the Executive, which notice shall specify the event or events set forth in Section 5.2 giving rise to such termination.

                  5.1.4. Notice of Termination Without Cause. Termination of the
            Executive's employment for a Termination Without Cause shall be effected by written notice of termination from the Company to the Executive, specifying a termination date no earlier than 10 business days after the date on which such notice is given.

                  5.2. Termination for Cause. Termination for "Cause" shall mean termination by the Company of the Executive's employment because the Executive (a) admits to, has been convicted of or has entered into a plea of nolo contendere to a crime punishable by imprisonment for more that one year; or (b) has failed to perform in all material respects (following a written warning specifying such deficiency) the normal and customary duties required of his position of employment.

                  5.3. Termination Without Cause. "Termination Without Cause"
            shall mean any termination by the Company of the Executive's employment at any time during the Employment Term for any reason other than Cause, death or Permanent Disability.

                  5.4 Permanent Disability. If, prior to the expiration of the
            Employment Term, the Executive shall fail because of illness, physical or mental disability or other incapacity, for a period of three consecutive months, or for shorter periods aggregating three months during any twelve-month period, to render the services provided for by this Agreement, then the Company may, by written notice to the Executive after the last day of the three consecutive months of disability or the day on which the shorter periods of disability equal an aggregate of three months, terminate the Executive's employment for "Permanent Disability", specifying a termination date no earlier than 10 business days after the date on which such notice is given. The determination of the Executive's Permanent Disability shall be made by an independent physician who is reasonably acceptable to the Executive and the Company and shall be final and binding and shall be based on such competent medical evidence as shall be presented to it by the Executive or by any physician or group of physicians or other competent medical experts employed by the Executive and/or the Company to advise such independent physician.


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      2. On the date hereof, the Company shall issue to the Executive two million (2,000,000) common stock purchase warrants which shall be exercisable commencing January 1, 2007 and for a period of five (5) years thereafter at $.25 per share on the condition that the Closing shall have occurred prior to any such exercise.

      3. The Executive shall be prohibited from selling, assigning or otherwise transferring any of the securities issuable upon exercise of the five million (5,000,000) options and two million (2,000,000) warrants referred to above for a period of one year from the date of exercise thereof. The aforesaid options and warrants may not be sold, assigned or othersise transferred by the Executive to any third party, and all such options and warrants, as well as the securities issuable upon the exercise thereof, shall not have any registration rights and/or piggyback registration rights.

      4. MISCELLANEOUS

      (a) Notices. All notices or communications hereunder shall be in writing, addressed as follows:

            To the Company or Group, to it at:

            Millennium Biotechnologies Group, Inc
            665 Martinsville Road, Suite 219
            Basking Ridge, New Jersey 07920
            Attention: President

            with a copy to:

            Silverman Sclar Shin & Byrne PLLC
            381 Park Avenue South, Suite 1601
            New York, NY 10016
            Fax: (212) 779-8858
            Attention: Peter R. Silverman

            To the Executive:

            Jerry Swon

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            -------------


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Any such notice or communication shall be sent certified or registered mail, return receipt requested, or by facsimile, addressed as above (or to such other address as such party may designate in writing from time to time), and the actual date of receipt shall determine the time at which notice was given.

      (b) Entire Agreement; Amendment. The Employment Agreement as amended by the Second Amendment represents the entire agreement of the parties with respect to the subject matter hereof and shall supersede any and all previous contracts, arrangements or understandings between or among Group, the Company and the Executive. The Employment Agreement may be further amended at any time by mutual written agreement of the parties hereto.

      (c) Counterparts. This Second Amendment may be executed in counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

      IN WITNESS WHEREOF, the Company and Group have caused this Second Amendment to be duly executed by their authorized representatives and the Executive has hereunto set his hand, in each case effective as of the day and year first above written.

                                        Millennium Biotechnologies Group, Inc.
                                        Millennium Biotechnologies, Inc.


                                        By: /s/ Jerry Swon
                                            ------------------------------------

                                        Executive


                                        /s/ Jerry Swon
                                        ----------------------------------------
                                        Jerry Swon


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